Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2012 Results

- Total revenue increased 3% to $2.8 billion with organic revenue growth of 4% -

- EPS from continuing operations was $0.71 -

First Quarter Summary

•      EPS from continuing operations, adjusted for certain items, was $0.98

•      Risk Solutions revenue increased 3% to $1.9 billion with organic revenue growth of 4%

•      Risk Solutions operating margin was 19.2% and the operating margin, adjusted for certain items, decreased 20 basis points to 21.4%

•      HR Solutions revenue increased 3% to $945 million with organic revenue growth of 3%

•      HR Solutions operating margin was 7.7% and the operating margin, adjusted for certain items, decreased 180 basis points to 16.5%

•      Repurchased 2.1 million shares of common stock for approximately $100 million

•      Subsequent to the close of the first quarter, the Company completed its change in corporate domicile of the parent company of the Aon group of companies from Delaware to the U.K.

•      Subsequent to the close of the first quarter, the Company announced the authorization of a $5 billion share repurchase program and a 5% increase to the annual cash dividend

CHICAGO, IL — May 4, 2012 - Aon plc (NYSE: AON) today reported results for the first quarter ended March 31, 2012.

Net income attributable to Aon stockholders from continuing operations was $238 million, or $0.71 per share, compared to $246 million, or $0.71 per share, for the prior year quarter.  Net income per share attributable to Aon stockholders from continuing operations, adjusted for certain items, was $0.98, compared to $0.99 in the prior year quarter, including an unfavorable impact from foreign currency movement of $0.04 per share on remeasurement of assets and liabilities in non-functional reporting currencies and a $0.02 per share unfavorable impact if the Company were to translate prior year results at current quarter foreign exchange rates.  Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our first quarter results reflect the strongest rate of organic revenue growth since the second quarter of 2007 despite overall results that were unfavorably impacted by foreign currency movement and investments to strengthen our client-serving capabilities,” said Greg Case, president and chief executive officer .  “We have taken significant steps to position the firm for long-term growth, strong free cash flow generation and increased financial flexibility as highlighted by the completed redomestication to London, the authorization of a five billion dollar share repurchase program and a five percent increase in our dividend.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue increased 3% to $2.8 billion from the prior year quarter driven by a 4% increase in organic revenue, partially offset by a 1% decrease from unfavorable foreign currency translation.

Total operating expenses increased 3%, or $78 million, to $2.4 billion due primarily to a 4% increase in organic revenue, the inclusion of $25 million of expenses from acquisitions, primarily Glenrand M·I·B, net of divestitures, and a $13 million increase in intangible asset amortization expense, partially offset by a $29 million favorable impact from foreign currency translation, benefits related to the formal restructuring programs and a $15 million decline in Hewitt related costs.

Depreciation expense increased 4%, or $2 million, to $55 million compared to the prior year quarter.

Intangible asset amortization expense increased 14%, or $13 million, to $104 million compared to the prior year quarter due primarily to a $14 million increase relating to assets associated with the merger with Hewitt.

Restructuring expenses were $20 million compared to $30 million in the prior year quarter.  In the first quarter, the Company incurred $12 million of costs under the Aon Hewitt restructuring program and $8 million of costs under the Aon Benfield restructuring program.  The Company has closed and completed all restructuring activities and incurred 100% of the total costs for the Aon Benfield restructuring program.  An analysis of restructuring-related costs by type and segment are detailed on page 13 of this release.

Restructuring savings in the first quarter related to the Aon Hewitt restructuring program are estimated at $48 million compared to $24 million in the prior year quarter.  Of the estimated savings in the first quarter, approximately $8 million were related to the Risk Solutions segment.  The Company expects to deliver cumulative expense savings of $355 million in 2013 related to the Aon Hewitt restructuring program, including $280 million related to the restructuring program and $75 million in additional synergy savings from areas such as information technology, procurement and public company costs.

Associated with the transfer of the Health and Benefits business effective January 1, 2012, approximately $46 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in Risk Solutions.  As of the first quarter, an estimated $18 million of cumulative savings have been achieved in Risk Solutions.

Restructuring savings in the first quarter related to the Aon Benfield restructuring program are estimated at $34 million compared to $29 million in the prior year quarter.  Before any potential reinvestment of savings, the Benfield restructuring program is expected to deliver cumulative expense savings of $146 million in 2012 related to the Risk Solutions segment.

Foreign currency exchange rates in the first quarter had an $8 million pretax ($8 million in Risk Solutions), or $0.02 per share, unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.  Further, in the first quarter, the Company recognized an $18 million pretax, or

$0.04 per share, loss in other income due to the unfavorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies.

Effective tax rate on net income from continuing operations declined to 28.0% in the first quarter compared to 29.0% in the prior year quarter due primarily to changes in the geographical distribution of income and certain deferred tax adjustments.  The Company anticipates an effective tax rate on net income from continuing operations of approximately 28.0% in 2012.

Average diluted shares outstanding decreased to 336.6 million in the first quarter compared to 345.4 million in the prior year quarter due primarily to the Company’s share repurchase program in 2011.  The Company repurchased 2.1 million shares of common stock for approximately $100 million in the first quarter.  Subsequent to the close of the first quarter, as part of the change in corporate domicile, Aon plc’s Board of Directors authorized a $5 billion share repurchase program that replaces and cancels the $2 billion share repurchase program previously authorized by Aon Corporation’s Board of Directors in January 2010, which had approximately $1.1 billion of remaining authorization.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the first quarter of 2012 and 2011.  The first quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	First Quarter Ended			Less:	Acquisitions,
Commissions,	Mar 31,	Mar 31,	%	Currency	Divestitures,	Organic
Fees and Other	2012	2011	Change	Impact	Other	Revenue
Retail	$1,494	$1,453	3%	(2)%	1%	4%
Reinsurance	399	387	3	(1)	(1)	5
Subtotal	$1,893	$1,840	3%	(2)%	1%	4%
Investment Income	12	11	9
Total Revenue	$1,905	$1,851	3%

Risk Solutions total revenue increased 3% to $1.9 billion compared to the prior year quarter due to 4% organic growth in commissions and fees and a 1% favorable impact from acquisitions, net of divestitures, partially offset by a 2% unfavorable impact from foreign currency.

Retail Brokerage organic revenue increased 4% reflecting revenue growth in both the Americas and International businesses.  Americas organic revenue increased 4% primarily as a result of strong management of the renewal book portfolio across all regions and solid new business growth in Latin America.  International organic revenue increased 4% driven by strong growth in Asia, New Zealand and emerging markets, and improved management of the renewal book portfolio across continental Europe, despite continued macro-economic pressures.  Reinsurance organic revenue increased 5% due primarily to strong new business growth in treaty placements globally and a modest favorable impact from pricing internationally, partially offset by higher cedent retentions.

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2012	2011	Change
Revenue	$1,905	$1,851	3%
Expenses
Compensation and benefits	1,071	1,011	6
Other expenses	468	493	(5)
Total operating expenses	1,539	1,504	2%

Operating income	$366	$347	5%
Operating margin	19.2%	18.7%

Operating income - adjusted	$407	$399	2%
Operating margin - adjusted	21.4%	21.6%

Compensation and benefits for the first quarter increased 6%, or $60 million, compared to the prior year quarter due primarily to 4% organic revenue growth, investments in key talent, the inclusion of $14 million of expenses from acquisitions, primarily Glenrand M·I·B, net of divestitures and $4 million of project-related costs in Australia, partially offset by a $12 million favorable impact from foreign currency translation, an $8 million decline in formal restructuring costs and benefits related to the formal restructuring programs.

Other expenses for the first quarter decreased 5%, or $25 million, primarily due to an $18 million decline in lease termination costs, a $9 million favorable impact from foreign currency translation and benefits related to the formal restructuring programs, partially offset by the inclusion of $11 million of expenses from acquisitions, primarily Glenrand M·I·B, net of divestitures, 4% organic revenue growth and $5 million of integration costs related to the acquisition of Glenrand M·I·B.

First quarter operating income increased 5% to $366 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 2% or $8 million compared to the prior year quarter, and operating margin decreased 20 basis points to 21.4% due primarily to a 60 basis point unfavorable impact from integration and project-related costs, investments in key talent and a 10 basis point unfavorable impact from foreign currency translation, partially offset by organic revenue growth, a decrease in lease termination costs and savings related to the restructuring programs.

HR SOLUTIONS

(millions)	First Quarter Ended			Less:	Less: Acquisitions,
Commissions,	Mar 31,	Mar 31,	%	Currency	Divestitures,	Organic
Fees and Other	2012	2011	Change	Impact	Other	Revenue
Consulting Services	$380	$371	2%	(1)%	2%	1%
Outsourcing	568	552	3	(1)	1	3
Intersegment	(3)	(8)	N/A	N/A	N/A	N/A
Subtotal	$945	$915	3%	(1)%	1%	3%
Investment Income	—	—	N/A
Total Revenue	$945	$915	3%

HR Solutions total revenue increased 3% to $945 million compared to the prior year quarter due to 3% organic growth in commissions and fees and a 1% favorable impact from acquisitions, net of divestitures, partially offset by a 1% unfavorable impact from foreign currency.

Organic revenue in Consulting Services increased 1% driven primarily by strong growth across businesses in Asia, compensation consulting and investment consulting, partially offset by a decline in discretionary demand in retirement consulting.  Organic revenue in Outsourcing increased 3% due primarily to new client wins in HR business process outsourcing and healthcare exchanges, partially offset by anticipated price compression and client losses in benefits administration.

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2012	2011	Change
Revenue	$945	$915	3%
Expenses
Compensation and benefits	569	563	1
Other expenses	303	269	13
Total operating expenses	872	832	5%

Operating income	$73	$83	(12)%
Operating margin	7.7%	9.1%

Operating income - adjusted	$156	$167	(7)%
Operating margin - adjusted	16.5%	18.3%

Compensation and benefits for the first quarter increased 1% or $6 million compared to the prior year quarter, due primarily to 3% organic revenue growth and investments in key talent, primarily offset by benefits related to the Aon Hewitt restructuring program and a $5 million favorable impact from foreign currency translation.

Other expenses increased 13%, or $34 million, from the prior year quarter due primarily to a $14 million increase in intangible asset amortization expense, a $13 million increase in deferred costs related to new client implementations, 3% organic revenue growth and investments in the business, partially offset by a $15 million decline in Hewitt related costs.

First quarter operating income decreased 12% to $73 million.  Adjusting for certain items detailed on page 12 of this press release, operating income decreased 7%, or $11 million to $156 million, and operating margin decreased 180 basis points to 16.5% versus the prior year quarter due primarily to a $20 million, or 210 basis point, unfavorable impact for investment spend in new growth opportunities, primarily in healthcare exchanges and HR business process outsourcing, an unfavorable revenue mix shift, and a $13 million increase in deferred costs, partially offset by benefits related to the formal restructuring program.

INCOME FROM CONTINUING OPERATIONS

	First Quarter Ended
	Mar 31,	Mar 31,	%
(millions)	2012	2011	Change
Risk Solutions	$366	$347	5%
HR Solutions	73	83	(12)
Unallocated expenses	(37)	(32)	16
Operating income from continuing operations before tax	$402	$398	1%
Interest income	3	6	(50)
Interest expense	(59)	(63)	(6)
Other income	—	15	—
Income from continuing operations before tax	$346	$356	(3)%

Unallocated expenses increased $5 million to $37 million including $3 million of costs for project-related work.   Interest income decreased $3 million to $3 million due to lower average interest rates and lower average cash balances.  Interest expense decreased $4 million to $59 million due primarily to a decline in the average rate on total debt outstanding.  Other income included an $18 million loss due to the unfavorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies, offset by a gain on certain Company owned life insurance plans and distributions from certain private equity securities.  The prior year quarter primarily included gains from the sale of certain investments and distributions from certain private equity securities.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, May 4, 2012 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon

Aon plc (NYSE: AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 61,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the change in global headquarters and jurisdiction of incorporation may affect our operations and financial results, including the reaction of clients, employees and other constituents, compliance with U.K. regulatory regimes or the failure to realize some of the anticipated benefits; changes in circumstances beyond Aon’s control, including changes in foreign or domestic laws, regulatory actions, orders or rulings by foreign or domestic governmental entities, the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; general economic conditions in different countries in which Aon does business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; funding of Aon’s various pension plans; our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; continued compliance with settlement agreements related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the extent to which Aon retains existing clients and attracts new businesses; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the extent to which Aon retains existing employees and attracts new personnel, including potential difficulties in executive succession planning related to our need to attract talent to London; Aon’s ability to maintain the security and privacy of confidential information belonging to its clients or their personnel; Aon’s ability to innovate and keep pace with rapid and continuing changes in technology, industry standards and client preferences; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; changes in costs or assumptions associated with our outsourcing and consulting engagements that affect the profitability of these engagements; and the implementation of changes to the methods in which Aon internally process and monitors transactions. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2011 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon plc

Condensed Consolidated Statements of Income (Unaudited)

	First Quarter Ended
(millions, except per share data)	Mar. 31, 2012	Mar. 31, 2011	Percent Change
Revenue
Commissions, fees and other	$2,829	$2,748	3%
Fiduciary investment income	12	11	9
Total revenue	2,841	2,759	3

Expenses
Compensation and benefits	1,661	1,597	4
Other general expenses (1)	778	764	2
Total operating expenses	2,439	2,361	3
Operating income	402	398	1

Interest income	3	6	(50)
Interest expense	(59)	(63)	(6)
Other income (1)	—	15	(100)
Income from continuing operations before income taxes	346	356	(3)
Income taxes (2)	97	103	(6)
Income from continuing operations	249	253	(2)

Income from discontinued operations before income taxes	—	4	(100)
Income taxes (3)	—	2	(100)
Income from discontinued operations	—	2	(100)

Net income	249	255	(2)
Less: Net income attributable to the noncontrolling interests	11	9	22
Net income attributable to Aon stockholders	$238	$246	(3)%

Net income attributable to Aon stockholders:
Income from continuing operations	$238	$244	(2)%
Income from discontinued operations	—	2	(100)
Net income	$238	$246	(3)%
Basic net income per share attributable to Aon stockholders:
Income from continuing operations	$0.72	$0.72	—%
Income from discontinued operations	—	—	N/A
Net income	$0.72	$0.72	—%

Diluted net income per share attributable to Aon stockholders:
Income from continuing operations	$0.71	$0.71	—%
Income from discontinued operations	—	—	N/A
Net income	$0.71	$0.71	—%

Weighted average common shares outstanding - diluted	336.6	345.4	(3)%

(1)

Beginning in Q1 2012, amounts related to gains and losses on foreign currency transactions have been included in Other income. These amounts in prior periods, which were historically included in Other general expenses, have been reclassified to conform with current presentation. The amount reclassified in Q1 2011 was $2 million of expense from Other general expenses to Other income.

(2)	Tax rate for continuing operations is 28.0% and 29.0% for the first quarter ended March 31, 2012 and 2011, respectively.

(3)	Tax rate for discontinued operations is not applicable for the first quarter ended March 31, 2012 and 34.8% for the first quarter ended March 31, 2011.

Aon plc

Revenue from Continuing Operations (Unaudited)

	First Quarter Ended
(millions)	Mar. 31, 2012	Mar. 31, 2011	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,893	$1,840	3%	4%
HR Solutions	945	915	3	3
Total Operating Segments	$2,838	$2,755	3%	4%

Fiduciary Investment Income
Risk Solutions	$12	$11	9%
HR Solutions	—	—	N/A
Total Operating Segments	$12	$11	9%

Total Revenue
Risk Solutions	$1,905	$1,851	3%
HR Solutions	945	915	3
Intersegment	(9)	(7)	29
Total	$2,841	$2,759	3%

(1)

Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc

Segments (Unaudited)

Risk Solutions

	First Quarter Ended
(millions)	Mar. 31, 2012	Mar. 31, 2011	Percent Change
Revenue
Commissions, fees and other	$1,893	$1,840	3%
Fiduciary investment income	12	11	9
Total revenue	1,905	1,851	3

Expenses
Compensation and benefits	1,071	1,011	6
Other general expenses	468	493	(5)
Total operating expenses	1,539	1,504	2

Operating income	$366	$347	5%

Operating margin	19.2%	18.7%

HR Solutions

	First Quarter Ended
(millions)	Mar. 31, 2012	Mar. 31, 2011	Percent Change
Revenue
Commissions, fees and other	$945	$915	3%
Fiduciary investment income	—	—	N/A
Total revenue	945	915	3

Expenses
Compensation and benefits	569	563	1
Other general expenses	303	269	13
Total operating expenses	872	832	5

Operating income	$73	$83	(12)%

Operating margin	7.7%	9.1%

Total Operating Income (Loss)

	First Quarter Ended
(millions)	Mar. 31, 2012	Mar. 31, 2011	Percent Change
Risk Solutions	$366	$347	5%
HR Solutions	73	83	(12)
Unallocated	(37)	(32)	16
Total operating income	$402	$398	1%

Total operating margin	14.1%	14.4%

Aon plc

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	First Quarter Ended
(millions)	Mar. 31, 2012	Mar. 31, 2011	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$651	$631	3%	(1)%	—%	4%
International	843	822	3	(2)	1	4
Total Retail brokerage	1,494	1,453	3	(2)	1	4
Reinsurance brokerage	399	387	3	(1)	(1)	5
Total Risk Solutions	1,893	1,840	3	(2)	1	4
HR Solutions Segment:
Consulting services	380	371	2	(1)	2	1
Outsourcing	568	552	3	(1)	1	3
Intrasegment	(3)	(8)	N/A	N/A	N/A	N/A
Total HR Solutions	945	915	3	(1)	1	3
Total Operating Segments	$2,838	$2,755	3%	(1)%	—%	4%

(1)          Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon plc

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	First Quarter Ended March 31, 2012
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,905	$945	$(9)	$2,841

Operating income (loss) - as reported (2)	$366	$73	$(37)	$402
Restructuring charges	11	9	—	20
Intangible asset amortization	30	74	—	104
Headquarters relocation costs	—	—	3	3
Operating income (loss) - as adjusted	$407	$156	$(34)	$529

Operating margins - as adjusted	21.4%	16.5%	N/A	18.6%

	First Quarter Ended March 31, 2011
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,851	$915	$(7)	$2,759

Operating income (loss) - as reported (2)	$347	$83	$(32)	$398
Restructuring charges	21	9	—	30
Intangible asset amortization	31	60	—	91
Hewitt related costs	—	15	—	15
Operating income (loss) - as adjusted	$399	$167	$(32)	$534

Operating margins - as adjusted	21.6%	18.3%	N/A	19.4%

	First Quarter Ended
	March 31,
(millions except per share data)	2012	2011
Operating income - as adjusted	$529	$534
Interest income	3	6
Interest expense	(59)	(63)
Other income (2)	—	15

Income from continuing operations before income taxes - as adjusted	473	492
Income taxes (3)	132	142
Income from continuing operations - as adjusted	341	350
Less: Net income attributable to noncontrolling interests	11	9
Income from continuing operations attributable to Aon stockholders - as adjusted	$330	$341

Diluted earnings per share from continuing operations - as adjusted	$0.98	$0.99

Weighted average common shares outstanding - diluted	336.6	345.4

(1)   Certain noteworthy items impacting operating income in 2011 and 2010 are described in this schedule.  The items shown with the caption “as adjusted” are non-GAAP measures.

(2)   Beginning in Q1 2012, amounts related to gains and losses on foreign currency transactions have been inlcuded in Other income. These amounts in prior periods, which were historically included in Other general expenses, have been reclassified to conform with current presentation. The amount reclassified in Q1 2011 was $2 million of expense in the Risk Solutions segment.

(3)   The effective tax rate for continuing operations is 28.0% and 29.0% for the first quarters ended March 31, 2012 and 2011, respectively. Adjusting items are generally taxed at the effective tax rate.

Aon plc

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Full Year 2011	First Quarter 2012	Total to Date	Estimated Total
Workforce reduction	$49	$64	$7	$120	$180
Lease consolidation	3	32	4	39	95
Asset impairments	—	7	1	8	47
Other costs associated with restructuring	—	2	—	2	3
Total restructuring and related expenses	$52	$105	$12	$169	$325

By Segment: (2)

HR Solutions	52	49	9	110	257
Risk Solutions	—	56	3	59	68
Total restructuring and related expenses	$52	$105	$12	$169	$325

Aon Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (3)	Full Year 2009	Full Year 2010	Full Year 2011	First Quarter 2012	Total Operations to Date	Completed Plan Total
Workforce reduction	$32	$38	$15	$33	$8	$126	$126
Lease consolidation (4)	20	14	7	(15)	—	26	26
Asset impairments	—	2	2	—	—	4	4
Other costs associated with restructuring	1	1	2	1	—	5	5
Total restructuring and related expenses	$53	$55	$26	$19	$8	$161	$161

(1)

In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”; lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)

Costs included in the Risk Solutions segment are associated with the transfer of the Health and Benefits Consulting business from HR Solutions to Risk Solutions effective January 1, 2012. Costs incurred in 2011 in the HR Solutions segment of $41 million related to the Health and Benefits Consulting business have been reclassified and presented in the Risk Solutions segment.

(3)	Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

(4)	Includes impact of reoccupying previously vacated leased properties. Total restructuring reversal was $19 million related to the Aon Benfield Plan during 2011.

Aon plc

Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$323	$272
Short-term investments	510	785
Receivables, net	3,164	3,183
Fiduciary assets (1)	11,795	10,838
Other current assets	415	427
Total Current Assets	16,207	15,505
Goodwill	8,896	8,770
Intangible assets, net	3,203	3,276
Fixed assets, net	808	783
Investments	211	239
Other non-current assets	946	979
Total Assets	$30,271	$29,552

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$11,795	$10,838
Short-term debt and current portion of long-term debt	286	337
Accounts payable and accrued liabilities	1,432	1,832
Other current liabilities	739	753
Total Current Liabilities	14,252	13,760
Long-term debt	4,168	4,155
Pension and other post employment liabilities	2,072	2,192
Other non-current liabilities	1,363	1,325
Total Liabilities	21,855	21,432

EQUITY
STOCKHOLDER’S EQUITY
Common stock-$1 par value	386	386
Additional paid-in capital	3,913	4,021
Retained earnings	8,770	8,594
Accumulated other comprehensive loss	(2,239)	(2,370)
Treasury stock at cost	(2,472)	(2,553)
Total Aon Stockholders’ Equity	8,358	8,078
Noncontrolling interests	58	42
Total Equity	8,416	8,120
Total Liabilities and Equity	$30,271	$29,552

(1) Includes short-term investments:  2012 - $4,354, 2011 - $4,190.

Aon plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter Ended
(millions)	March 31, 2012	March 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$249	$255
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Depreciation of fixed assets	55	53
Amortization of intangible assets	104	91
Stock compensation expense	55	74
Deferred income taxes	16	11
Change in assets and liabilities:
Fiduciary receivables	(644)	181
Short term investments - funds held on behalf of clients	(62)	(427)
Fiduciary liabilities	706	246
Receivables, net	61	108
Accounts payable and accrued liabilities	(451)	(327)
Restructuring reserves	(16)	(28)
Current income taxes	41	58
Pension and other post employment liabilities	(110)	(81)
Other assets and liabilities	(19)	(59)
CASH (USED FOR) PROVIDED BY OPERATIONS	(15)	155

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	36	17
Purchases of long-term investments	(3)	(6)
Net sales of short-term investments - non-fiduciary	283	218
Acquisition of businesses, net of cash acquired	(23)	(3)
Capital expenditures	(71)	(56)
CASH PROVIDED BY INVESTING ACTIVITIES	222	170

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(100)	(350)
Issuance of stock for employee benefit plans	49	85
Issuance of debt	75	429
Repayment of debt	(140)	(79)
Cash dividends to stockholders	(49)	(51)
Dividends paid to non controlling interests	(1)	—
CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	(166)	34

Effect of Exchange Rate Changes on Cash and Cash Equivalents	10	(23)
Net Increase in Cash and Cash Equivalents	51	336
Cash and Cash Equivalents at Beginning of Period	272	346
Cash and Cash Equivalents at End of Period	$323	$682